Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 77
dated June 26, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes
Pricing Sheet – July 24, 2006

PLUS due August 20, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Value of the Nasdaq-100® Index
Performance Leveraged Upside SecuritiesSM (“PLUSSM ”)

Offering Price	:	$10 per PLUS
Leverage Factor	:	300%
Maximum Payment at Maturity	:	$11.40 per PLUS
Aggregate Principal Amount	:	$10,750,000
Initial Index Value	:	1,482.34
Pricing Date	:	July 24, 2006
Original Issue Date (Settlement Date)	:	July 31, 2006
Index Valuation Date	:	August 16, 2007
Listing	:	Nasdaq
Ticker Symbol:	:	NPLU
CUSIP	:	61748U706
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$0.15 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The “Nasdaq®”, “Nasdaq-100®” and “Nasdaq-100®” are trade or service marks of The Nasdaq Stock Market, Inc., which with its affiliates we refer to as Nasdaq, and have been licensed for use by Morgan Stanley. “Performance Leveraged Upside Securities” and “PLUS” are our service marks. The PLUS based on the NDX Index are not sponsored, endorsed, sold or promoted by Nasdaq and Nasdaq makes no representation regarding the advisability of investing in the PLUS.

Preliminary Pricing Supplement No. 77 dated June 26, 2006
Prospectus Supplement for PLUS dated February 21, 2006
Prospectus dated January 25, 2006